Exhibit 5.1

Our ref Your ref	JMW/KAT/TK/1025805/0012/J22595190v2

Ferguson plc 13 Castle Street St Helier Jersey JE1 1ES	1 December 2023

Dear Sirs

Ferguson plc (the “Company”): registration of ordinary shares under the U.S. Securities Act of 1933, as amended (the “Securities Act”)

Ferguson plc 2023 Omnibus Equity Incentive Plan (as may be amended from time to time, the “Plan”)

1.	BACKGROUND

We have acted as Jersey legal advisers to the Company in connection with the registration statement on Form S-8 dated 1 December 2023 (the “Form S-8”) relating to an offering of up to 8,775,000 Ordinary Shares (as defined herein) pursuant to the Plan.

2.	DOCUMENTS EXAMINED

2.1	For the purposes of this opinion, we have examined and relied upon copies of the following documents:

2.1.1	the form of the Plan approved by the board of directors of the Company on 21 September 2023 and the shareholders of the Company on 28 November 2023;

2.1.2	the Form S-8 in the form in which it is to be filed with the U.S. Securities and Exchange Commission (the “Commission”);

2.1.3

the public records of the Company available for inspection on the web-site of the Registrar of Companies in Jersey (the “Registrar of Companies”) on the date of this opinion, at the time we carried out such inspection (the “Public Records”);

2.1.4	a copy of the certificate of incorporation of the Company;

2.1.5	the memorandum and articles of association of the Company in force as at the date of this opinion; and

2.1.6	the certificate of the secretary of the Company addressed to us and dated 1 December 2023 (the “Opinion Certificate”).

Ferguson plc

1 December 2023

2.2	For the purposes of this opinion, we have not undertaken any exercise that is not described in this opinion.

2.3	In this opinion:

2.3.1

“Awards” means any restricted stock units, stock options, stock appreciation rights, restricted awards, performance awards, other awards or rights to acquire Plan Shares (as defined below) granted under the Plan to a Participant (as defined below);

2.3.2

“non-assessable” means, in relation to any Plan Shares (as defined below), that no further sum shall be payable by a holder of those Plan Shares in respect of the issue price of those Plan Shares pursuant to any Awards made under the Plan;

2.3.3	“Ordinary Shares” means ordinary shares of the Company of par value £0.10.

2.3.4	“Participants” the persons granted any Awards under the Plan (each such person being a “Participant”); and

2.3.5

“Plan Shares” means 8,775,000 Ordinary Shares, which consist of 6,750,000 Ordinary Shares reserved and available for issuance to eligible persons under the Plan and an additional 2,025,000 Ordinary Shares that may again become available for issuance to eligible persons under the Plan pursuant to the recycling provisions of the Plan.

2.4	In this opinion, headings are for convenience only and do not affect its interpretation.

3.	ASSUMPTIONS

3.1	In giving this opinion, we have assumed:

3.1.1	that the Plan has been, and will at all times be, operated in accordance with its terms;

3.1.2	that the Company’s board of directors (or a duly authorised committee or such persons as a duly authorised committee may appoint in accordance with the terms of the Plan):

(a)	will duly authorise and grant all Awards relating to the Plan Shares to be granted; and

(b)

will resolve to satisfy all Awards relating to the Plan Shares to be granted by the Company in a manner consistent with their fiduciary duties and in accordance with the terms of the Plan and the Company’s articles of association;

3.1.3

that a meeting of the Company’s board of directors (or a duly authorised committee thereof) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue, or (where applicable) approve the transfer of, the Plan Shares to the relevant Participant in accordance with the terms of the Plan and the Company’s articles of association;

3.1.4

that no allotment and issue of Plan Shares will result, or have resulted, in any limit on the number of shares the Company is permitted to issue pursuant to its memorandum of association being exceeded (it being noted that, as at the date of this opinion, the memorandum of association of the Company permits it to issue an unlimited number of shares);

3.1.5

that prior consent of the Jersey Financial Services Commission pursuant to Article 4 of the Control of Borrowing (Jersey) Order 1958 (the “COBO Law”) will be obtained in connection with the issuance of awards under the Plan to persons who do not fall within the categories of persons set out at Article 6(1) of the COBO Law;

Ferguson plc

1 December 2023

3.1.6

that each party (other than the Company as a matter of Jersey law) has or had at the relevant time the necessary capacity, power, authority and intention and has or had at the relevant time obtained all necessary agreements, consents, licences or qualifications (whether as a matter of any law or regulation applicable to it or any contractual or other obligation binding upon it) to enter into the documents to which it is a party and that each such party (other than the Company as a matter of Jersey law) has duly authorised, executed and delivered those documents and that those documents have been duly dated;

3.1.7	that where we have examined drafts, the drafts as executed does not differ in any material respect from the drafts that we have examined;

3.1.8	the genuineness and authenticity of all signatures, initials, stamps and seals on all documents and the completeness and conformity to original documents of all copies examined by us;

3.1.9	that there is no provision of the law or regulation of any jurisdiction other than Jersey that would have any adverse implication in relation to the opinions expressed in this opinion;

3.1.10

that all documents or information required to be filed or registered by or in relation to the Company with the Registrar of Companies have been so filed or registered and appear on the Public Records and are accurate and complete;

3.1.11	the accuracy, correctness and completeness of the Opinion Certificate and of all statements as to matters of fact contained in the Plan, as at the date of this opinion; and

3.1.12	that each of the above assumptions is accurate at the date of this opinion, and has been and will be accurate at all other relevant times.

3.2	We have not independently verified the above assumptions.

4.	OPINION

4.1	As a matter of Jersey law and based on, and subject to, the assumptions, limitations and qualification set out in this opinion, we are of the opinion that:

4.1.1	in relation to any Plan Shares that are to be allotted and issued to a Participant under the Plan in settlement of the Awards, upon the:

(a)	receipt in full by the Company of all amounts payable by the Participant under the Plan in respect of the Awards and/or the Plan Shares; and

(b)	entry of the name of the Participant as the holder of those Plan Shares in the Company’s register of members,

those Plan Shares will be validly issued, fully paid and non-assessable; and

4.1.2	in relation to any Plan Shares to be transferred to a Participant under the Plan in settlement of the Awards, upon the:

(a)	receipt in full by the Company of all amounts payable by the Participant under the Plan in respect of the Awards and/or the Plan Shares; and

Ferguson plc

1 December 2023

(b)	entry of the name of the Participant as the holder of those Plan Shares in the Company’s register of members,

the Participant will be the legal owner of those Plan Shares and those Plan Shares will be validly issued, fully paid and non-assessable.

5.	QUALIFICATION

The register of members of a Jersey company is prima facie evidence of any matters which are by the Companies (Jersey) Law 1991, as amended (the “CJL”) directed or authorised to be inserted in it. The CJL requires that the register of members of a Jersey company includes, amongst other things, the name and address of every member and, where he or she is a member because he or she holds shares in the company, the number of shares held by the member and, in the case of shares which are not fully paid, the amount remaining unpaid on each share.

6.	JERSEY LAW

This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention or any changes in law which may occur, after the date of this opinion.

7.	BENEFIT OF OPINION

7.1

We assume no obligation to advise you (or any other person who may rely on this opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this opinion that might affect the opinions expressed herein.

7.2	This opinion is addressed to the Company in connection with the registration of the Plan Shares under the Form S-8.

7.3

We consent to the disclosure of this opinion as an exhibit to the Form S-8 and its filing with the Commission. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Carey Olsen Jersey LLP

Carey Olsen Jersey LLP